Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR FISCAL 2017 RESULTS

Vancouver, British Columbia - March 27, 2018 - lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the fourth quarter and fiscal year ended January 28, 2018.
The Company reported diluted earnings per share of $0.88 for the fourth quarter of fiscal 2017. Excluding the impact of the ivivva restructuring and the U.S. tax reform, the Company reported adjusted diluted earnings per share of $1.33.
The summary below provides both GAAP and adjusted non-GAAP financial measures. The adjusted financial measures exclude the impact of the ivivva restructuring, the provisional amounts recognized in connection with the U.S. tax reform, and certain other discrete tax items which were recognized during fiscal 2016.
For the fourth quarter ended January 28, 2018:

•	Net revenue was $928.8 million, an increase of 18% compared to the fourth quarter of fiscal 2016. On a constant dollar basis, net revenue increased 16%.

•	Total comparable sales increased 12%, or increased 11% on a constant dollar basis.

–	Comparable store sales increased 2%, or increased 1% on a constant dollar basis.

–	Direct to consumer net revenue increased 44%, or increased 42% on a constant dollar basis.

•	Gross profit was $522.5 million, an increase of 22% compared to the fourth quarter of fiscal 2016. Adjusted gross profit was $522.4 million, an increase of 22%.

•	Gross margin was 56.3%, an increase of 210 basis points compared to the fourth quarter of fiscal 2016. Adjusted gross margin was 56.2%, an increase of 200 basis points.

•	Income from operations was $256.3 million, an increase of 30% compared to the fourth quarter of fiscal 2016. Adjusted income from operations increased $61.5 million, or 31%, to $258.1 million.

•	Operating margin was 27.6%, an increase of 270 basis points compared to the fourth quarter of fiscal 2016. Adjusted operating margin was 27.8%, an increase of 290 basis points.

•
Income tax expense was $137.7 million compared to $61.4 million in the fourth quarter of fiscal 2016 and the effective tax rate was 53.5% compared to 31.1%. The adjusted effective tax rate was 30.6% compared to 30.6% in the fourth quarter of fiscal 2016.

•	Diluted earnings per share were $0.88 compared to $0.99 in the fourth quarter of fiscal 2016. Adjusted diluted earnings per share were $1.33 compared to $1.00 for the fourth quarter of fiscal 2016.
For the fiscal year ended January 28, 2018:

•	Net revenue was $2.6 billion, an increase of 13% compared to fiscal 2016. On a constant dollar basis, net revenue increased 12%.

•	Total comparable sales increased 7%, or increased 7% on a constant dollar basis.

–	Comparable store sales increased 1%, or increased 1% on a constant dollar basis.

–	Direct to consumer net revenue increased 27% or increased 27% on a constant dollar basis.

•	Company-operated stores which have been open for at least one year averaged sales of $1,554 per square foot.

•	Gross profit was $1.4 billion, an increase of 17% compared to fiscal 2016. Adjusted gross profit was $1.4 billion, an increase of 17%.

•	Gross margin was 52.8%, an increase of 160 basis points compared to fiscal 2016. Adjusted gross margin was 53.1%, an increase of 190 basis points.

•	Income from operations was $456.0 million, an increase of 8% compared to fiscal 2016. Adjusted income from operations increased $82.1 million, or 19%, to $503.2 million.

•	Operating margin was 17.2%, a decrease of 80 basis points compared to fiscal 2016. Adjusted operating margin was 19.0%, an increase of 100 basis points.

•
Income tax expense was $201.3 million compared to $119.3 million in fiscal 2016 and the effective tax rate was 43.8% compared to 28.2% for fiscal 2016. The adjusted effective tax rate was 30.5% compared to 30.7% for fiscal 2016.

•	Diluted earnings per share were $1.90 compared to $2.21 in fiscal 2016. Adjusted diluted earnings per share were $2.59 compared to $2.14 in fiscal 2016.

•
The Company repurchased 1.9 million shares of its own common stock at an average cost of $53.85 per share in fiscal 2017. These shares were repurchased under both the previous $100 million stock repurchase program which was completed in the third quarter of fiscal 2017 and the $200 million stock repurchase program which commenced in November 2017.

The Company ended fiscal 2017 with $990.5 million in cash and cash equivalents compared to $734.8 million at the end of fiscal 2016. Inventories at the end of fiscal 2017 increased by 10% to $329.6 million compared to $298.4 million at the end of fiscal 2016. The Company ended the year with 404 stores.
Glenn Murphy, Executive Chairman of the Board, commented: "We are pleased with our results for the fourth quarter and fiscal year 2017. The company continues to execute successfully on its global growth strategies and I would like to thank our entire team including Celeste, Stuart, and Sun for their leadership in driving this strong performance."
Stuart Haselden, Chief Operating Officer, also noted: "We are seeing strong momentum across our business as we now move into 2018, which is further positioning us to achieve our 2020 revenue goal of $4 billion. Importantly, we would like to thank our store educators, ambassadors, and the lululemon collective around the world for their energy and passion that is enabling our continued success."
Fiscal 2018 Outlook
For the first quarter of fiscal 2018, we expect net revenue to be in the range of $612 million to $617 million based on a total comparable sales increase in the low double digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $0.44 to $0.46 for the quarter. This guidance assumes 136.3 million diluted weighted-average shares outstanding and a 29.0% tax rate. The guidance does not reflect potential future repurchases of the Company's shares or any further adjustments which may be recognized in connection with the U.S tax reform.
For the full fiscal 2018, we expect net revenue to be in the range of $2.985 billion to $3.022 billion based on a total comparable sales increase in the mid-to-high single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $3.00 to $3.08 for the full year. This guidance assumes 136.3 million diluted weighted-average shares outstanding and a 29.0% tax rate. The guidance does not reflect potential future repurchases of the Company's shares or any further adjustments which may be recognized in connection with the U.S tax reform. Fiscal 2018 is a 53 week year.
Conference Call Information
A conference call to discuss fiscal 2017 results is scheduled for today, March 27, 2018, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-855-327-6838 or 1-604-235-2082, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

Non-GAAP Financial Measures
Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue, and the adjusted financial results are non-GAAP financial measures.
A constant dollar basis assumes the average foreign exchange rates for the period remained constant with the average foreign exchange rates for the same period of the prior year. We provide constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
Adjusted gross profit, gross margin, income from operations, operating margin, income tax expense, effective tax rates, and diluted earnings per share exclude the costs recognized in connection with the restructuring of our ivivva operations and its related tax effects, the amounts recognized in connection with the U.S. tax reform, and certain discrete items related to our transfer pricing arrangements and taxes on repatriation of foreign earnings. We believe these adjusted financial measures are useful to investors as the adjustments do not directly relate to our ongoing business operations and therefore do not contribute to a meaningful evaluation of the trend in our operating performance. Furthermore, we do not believe the adjustments are reflective of our expectations of our future operating performance and believe these non-GAAP measures are useful to investors because of their comparability to our historical information.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include our guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand; the acceptability of our products to our guests; our highly competitive market and increasing competition; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast guest demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to have technology-based systems function effectively and grow our e-commerce business globally; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet guest expectations if we have problems with our distribution system; imitation by our competitors; our ability to protect our intellectual property rights; the continued service of our senior management and our ability to identify and attract our next Chief Executive Officer; changes in tax laws or unanticipated tax liabilities; our ability to manage our growth and the increased complexity of our business effectively; our ability to cancel store leases if an existing or new store is not profitable; our ability to source our merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; increasing labor costs and other factors associated with the production of our products in South and South East Asia; the operations of many of our suppliers are subject to international and other risks; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; seasonality; fluctuations in foreign currency exchange rates; conflicting trademarks and the prevention of sale of certain products; our exposure to various types of litigation; actions of activist stockholders; anti-takeover provisions in our certificate of incorporation and bylaws; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124

or

ICR, Inc.
Joseph Teklits/Caitlin Morahan
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124

or

Brunswick Group
Ash Spiegelberg
1-214-254-3790

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Quarter Ended		Fiscal Year Ended
	January 28, 2018	January 29, 2017	January 28, 2018	January 29, 2017
Net revenue	$928,802	$789,940	$2,649,181	$2,344,392
Costs of goods sold	406,291	362,041	1,250,391	1,144,775
Gross profit	522,511	427,899	1,398,790	1,199,617
As a percent of net revenue	56.3%	54.2%	52.8%	51.2%
Selling, general and administrative expenses	264,232	231,270	904,264	778,465
As a percent of net revenue	28.4%	29.3%	34.1%	33.2%
Asset impairments and restructuring costs	2,001	—	38,525	—
As a percent of net revenue	0.2%	—%	1.5%	—%
Income from operations	256,278	196,629	456,001	421,152
As a percent of net revenue	27.6%	24.9%	17.2%	18.0%
Other income (expense), net	1,226	857	3,997	1,577
Income before income tax expense	257,504	197,486	459,998	422,729
Income tax expense	137,743	61,351	201,336	119,348
Net income	$119,761	$136,135	$258,662	$303,381

Basic earnings per share	$0.88	$0.99	$1.90	$2.21
Diluted earnings per share	$0.88	$0.99	$1.90	$2.21
Basic weighted-average shares outstanding	135,381	137,059	135,988	137,086
Diluted weighted-average shares outstanding	135,723	137,245	136,198	137,302

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	January 28, 2018	January 29, 2017
ASSETS
Current assets
Cash and cash equivalents	$990,501	$734,846
Inventories	329,562	298,432
Prepaid and receivable income taxes	48,948	81,190
Other current assets	67,271	48,269
Total current assets	1,436,282	1,162,737
Property and equipment, net	473,642	423,499
Goodwill and intangible assets, net	24,679	24,557
Deferred income taxes and other non-current assets	63,880	46,748
Total assets	$1,998,483	$1,657,541
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$24,646	$24,846
Accrued inventory liabilities	13,027	8,601
Accrued compensation and related expenses	70,141	55,238
Current income taxes payable	15,700	30,290
Unredeemed gift card liability	82,668	70,454
Lease termination liabilities	6,427	—
Other current liabilities	79,989	52,561
Total current liabilities	292,598	241,990
Non-current income taxes payable	48,268	—
Deferred income tax liability	1,336	7,262
Other non-current liabilities	59,321	48,316
Stockholders' equity	1,596,960	1,359,973
Total liabilities and stockholders' equity	$1,998,483	$1,657,541

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Fiscal Year Ended
	January 28, 2018	January 29, 2017
Cash flows from operating activities
Net income	$258,662	$303,381
Adjustments to reconcile net income to net cash provided by operating activities	230,675	83,011
Net cash provided by operating activities	489,337	386,392
Net cash used in investing activities	(173,392)	(149,511)
Net cash used in financing activities	(97,862)	(26,611)
Effect of exchange rate changes on cash	37,572	23,094
Increase (decrease) in cash and cash equivalents	255,655	233,364
Cash and cash equivalents, beginning of year	$734,846	$501,482
Cash and cash equivalents, end of year	$990,501	$734,846

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited

Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue
The below changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue show the net change for the fourth quarter of fiscal 2017 compared to the fourth quarter of fiscal 2016.

	Change in Net Revenue	Change in Total Comparable Sales[1,2]	Change in Comparable Store Sales[2]	Change in Direct to Consumer Net Revenue
Increase	18%	12%	2%	44%
Adjustments due to foreign exchange rate changes	(2)	(1)	(1)	(2)
Increase in constant dollars	16%	11%	1%	42%
The below changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue show the net change for fiscal 2017 compared to fiscal 2016.

	Change in Net Revenue	Change in Total Comparable Sales[1,2]	Change in Comparable Store Sales[2]	Change in Direct to Consumer Net Revenue
Increase	13%	7%	1%	27%
Adjustments due to foreign exchange rate changes	(1)	—	—	—
Increase in constant dollars	12%	7%	1%	27%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales.
2Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 months, or open for at least 12 months after being significantly expanded.

Adjusted Financial Measures
The following tables reconcile adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP. The adjustments relate to the restructuring of our ivivva operations and its related tax effects, the amounts recognized in connection with the U.S. tax reform, and certain discrete items related to our transfer pricing arrangements and taxes on repatriation of foreign earnings. Please refer to Notes 13 and 14 to the audited consolidated financial statements included in Item 8 of Part II of our Report on Form 10-K to be filed with the SEC on or about March 27, 2018 for further information on these adjustments.

	Quarter Ended January 28, 2018
	GAAP Results	Adjustments		Adjusted Results (Non-GAAP)
		Restructuring of ivivva Operations	U.S. Tax Reform
	(In thousands, except per share amounts)
Gross profit	$522,511	$(143)	$—	$522,368
Gross margin	56.3%	(0.1)%	—%	56.2%
Income from operations	256,278	1,858	—	258,136
Operating margin	27.6%	0.2%	—%	27.8%
Income before income tax expense	257,504	1,858	—	259,362
Income tax expense	137,743	855	(59,294)	79,304
Effective tax rate	53.5%	0.1%	(23.0)%	30.6%
Diluted earnings per share	$0.88	$0.01	$0.44	$1.33

	Quarter Ended January 29, 2017
	GAAP Results	Transfer Pricing and Repatriation Tax Adjustments	Adjusted Results (Non-GAAP)
	(In thousands, except per share amounts)
Income before income tax expense	197,486	(557)	196,929
Income tax expense	61,351	(928)	60,423
Effective tax rate	31.1%	(0.5)%	30.6%
Diluted earnings per share	$0.99	$0.01	$1.00

	Fiscal Year Ended January 28, 2018
	GAAP Results	Adjustments		Adjusted Results (Non-GAAP)
		Restructuring of ivivva Operations	U.S. Tax Reform
	(In thousands, except per share amounts)
Gross profit	$1,398,790	$8,698	$—	$1,407,488
Gross margin	52.8%	0.3%	—%	53.1%
Income from operations	456,001	47,223	—	503,224
Operating margin	17.2%	1.8%	—%	19.0%
Income before income tax expense	459,998	47,223	—	507,221
Income tax expense	201,336	12,741	(59,294)	154,783
Effective tax rate	43.8%	(0.4)%	(12.9)%	30.5%
Diluted earnings per share	$1.90	$0.25	$0.44	$2.59

	Fiscal Year Ended January 29, 2017
	GAAP Results	Transfer Pricing and Repatriation Tax Adjustments	Adjusted Results (Non-GAAP)
	(In thousands, except per share amounts)
Income before income tax expense	$422,729	$1,695	$424,424
Income tax expense	119,348	10,744	130,092
Effective tax rate	28.2%	2.5%	30.7%
Diluted earnings per share	$2.21	$(0.07)	$2.14

lululemon athletica inc.
Store Count and Square Footage1
Fifty-Two Weeks Ended January 28, 2018
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	406	5	—	411
2nd Quarter	411	11	1	421
3rd Quarter	421	17	50	388
4th Quarter	388	16	—	404

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[2,3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	1,190	14	—	1,204
2nd Quarter	1,204	37	3	1,238
3rd Quarter	1,238	43	89	1,192
4th Quarter	1,192	70	—	1,262
 __________
1Store count and square footage summary includes company-operated stores which are branded lululemon and ivivva. Excludes retail locations operated by third parties under license and supply arrangements.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.
3On August 20, 2017, as part of the restructuring of its ivivva operations, the Company closed 48 of its 55 ivivva branded company-operated stores. The seven remaining ivivva branded stores remain in operation and are not expected to close.